SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (“Agreement”) is entered into by and between Myriad Genetics, Inc. (together with its subsidiaries, affiliates, successors and assigns, the “Company”) and Scott Leffler (“Executive” and together with the Company, the “Parties” and each a “Party”).
WHEREAS, Executive was employed by the Company as the Company’s Chief Financial Officer;
WHEREAS, the Parties executed a Severance and Change in Control Agreement on January 29, 2024 (the “Severance Agreement”); and
WHEREAS, Executive’s employment with the Company has terminated, and the parties desire to resolve any and all disputes or potential disputes that may exist between them, including, but not limited to, those relating to Executive’s employment with, or separation from, the Company.
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties agree as follows:
1.Separation from Employment. Executive’s separation from employment occurred at the close of business on September 2, 2025 (the “Separation Date”). By signing this Agreement, Executive hereby confirms Executive’s resignation, effective as of the Separation Date, from all positions Executive may hold as a director, officer or employee of Company and/or any of its subsidiaries or affiliates including, without limitation, the position of Chief Financial Officer.

2.Consideration. Provided that (i) this Agreement becomes effective pursuant to its terms, (ii) Executive has performed all obligations under this Agreement, and (iii) Executive remains in compliance with this Agreement thereafter, the Company agrees to provide the following consideration to Executive:

a.A lump sum payment of $1,239,384 (the “Separation Payment”), which is paid pursuant to Sections 2(c)(i) and 2(c)(ii) of the Severance Agreement and is equal to the sum of (i) Executive’s current base salary (i.e. $550,000); (ii) Executive’s current target amount of annual bonus (i.e. $412,500); and (iii) a pro-rata severance bonus, which is equal to a pro-rata portion of Executive’s target amount of annual bonus for fiscal year 2025 calculated through the Separation Date (i.e. $276,884). The Separation Payment, less all applicable taxes and wage withholding, shall be paid to Executive within sixty (60) days following the Separation Date, provided that the Executive has not rescinded this Agreement and has returned all Company property as detailed herein.

b.Subject to Executive timely and validly electing continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company shall directly pay or reimburse Executive for the full monthly COBRA premiums charged to continue Executive’s medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Executive and any covered dependents as in effect immediately prior to the Separation Date, from the time Executive becomes ineligible for coverage owing to the termination of Executive’s employment on the Separation Date until the earlier to occur of (i) the one-year anniversary of the Separation Date or (ii) the date Executive begins employment with another employer (and Executive shall promptly notify the Company in advance of such employment).

c.Except as follows, Executive’s outstanding equity awards (“Awards”) shall continue to be governed by the applicable equity award agreement and the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan, which are expressly incorporated (as modified hereby and herein). Any Awards granted to Executive and outstanding immediately prior to the Separation Date shall vest on the Separation Date to the extent scheduled to vest on or before the date two (2) years following the Separation Date. For the purpose of determining the portion of Awards that vest pursuant to this Agreement: (i) any annual vesting installments shall be deemed to vest in monthly installments over the applicable 2-year period (i.e., an Award initially scheduled to vest in annual installments over a two-year period shall, for purposes of determining such acceleration, be considered to vest in twenty four (24) monthly installments over that same two-year period, and vesting shall include any fully-completed month within such 2-year period), and (ii) any outstanding Award with an unsatisfied performance-based condition shall remain outstanding and, if the applicable performance condition is satisfied during such two (2) year period, shall, to the extent so earned, vest to the extent scheduled to vest within such two-year period upon satisfaction of such performance-based condition. Executive authorizes the sale or withholding of a number of the underlying shares of Company common stock which are issued to Executive, as necessary, to satisfy applicable withholding taxes for income tax purposes.

d.Executive acknowledges this consideration, payments, and promises as good, sufficient and valuable consideration for the promises, releases, and waivers contained in this Agreement. Executive agrees that receipt of the consideration set forth herein pursuant to the terms of the Severance Agreement is conditioned upon Executive’s execution and non-revocation of this Agreement and that the consideration set forth in Section 2 and Section 4 of this Agreement is hereby accepted by Executive as the full and final resolution of all matters related to Executive’s employment, or termination of such employment, with the Company, including any payments, benefits, or other obligations of the Company set forth in the Severance Agreement. No payments or benefits described in this Section 2 shall be paid or provided prior to the Effective Date and, in the event that the Effective Date occurs after the first payment is due under this Section 2, a catch-up payment shall be made at the time of the next regularly scheduled pay date after the Effective Date.

3.Return of Company Property. Executive agrees that on or before September 15, 2025, Executive shall return to the Company all Company property, including Company equipment and confidential and proprietary information in Executive’s possession, in any medium or format. In addition, Executive shall comply in all respects with Section 3(d) of the Severance Agreement.

4.Payment of Unpaid Wages and Other Amounts. Whether or not this Agreement becomes effective pursuant to its terms, the Company, through and including the Separation Date, will provide Executive with (i) all accrued and unpaid wages; (ii) the amount of expenses properly incurred by Executive on behalf of the Company prior to the Separation Date and not yet reimbursed; and (iii) the amounts accrued and credited to Executive’s account under the Company’s 401(k) savings plan in accordance with the terms and conditions of such plan. Except as set forth herein, including the amounts to be paid pursuant to the preceding sentence, Executive acknowledges and agrees that the Company owes no other wages, commissions, bonuses, vacation pay, sick pay or benefits to Executive as of the Separation Date.

5.Release of Claims.
a.    Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of themselves and their respective heirs, executors and assigns, hereby fully and forever releases the Company and its parent corporations, sister corporations and subsidiaries, as well as those entities’ affiliates, operating units, officers, directors, executives and former executives, investors, shareholders, administrators, partners, divisions, predecessor and successor corporations, and assigns (collectively, the “Company Parties”), from, and agrees not to sue concerning, any and all claims, charges, demands, actions, judgments, orders, duties, obligations, causes of action, damages, liabilities, costs and expenses of any kind, and liability of any kind or nature, whether in law or equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, including, without limitation, omissions, acts or facts that are related in any way to Executive’s employment or separation of employment, including, without limitation:
(i)    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship as well as from any agreements Executive may have with the Company including employment agreements, offer letters, change in control agreements, etc.;

(ii)    any and all claims for wrongful discharge of employment (including constructive discharge); termination in violation of public policy; discrimination; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(iii)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Occupation Safety and Health Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security Act, the Utah Antidiscrimination Act, the Utah Payment of Wages Act, 42 U.S.C. § 1981, Florida state employment laws, and any other state or federal statutory acts;

(iv)    any and all claims for violation of the federal, or any state, constitution;

(v)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(vi)    any and all claims for attorneys’ fees and costs.

b.    Executive agrees that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released.
c.    Notwithstanding the foregoing, nothing in this Section 5 shall release or discharge: (i) Executive’s rights, if any, to unemployment insurance benefits, workers’ compensation benefits, or any rights and interests Executive has in the Company’s 401(k) retirement plan, including any individual account balance as vested per the terms of that plan; (ii) Executive’s right to enforce, or bring any claim for breach of, this Agreement; (iii) Executive’s rights or obligations under the Company’s bylaws, charter, or other organizational documents, or that certain Indemnification Agreement between Myriad Genetics, Inc. and Executive, dated January 29, 2024. Executive will be sent the necessary paperwork to allow Executive to withdraw Executive’s money from Company retirement accounts, if any.
d.    Nothing in this Agreement is intended to or will be used in any way to waive rights that cannot be waived by law including, but not limited to: (a) Executive’s right to file a charge, administrative complaint, or participate in an investigation before, or provide documents or information upon a lawful request from, any government agency, including the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), or similar state or local fair employment practices agency (FEPA) (each a “Government Agency”), or (b) Executive’s right to seek or receive an award for providing information to a Government Agency or self-regulatory organization, including, but not limited to, a whistleblower award from the SEC under Section 21F of the Securities Exchange Act. For purposes of clarification, to the maximum extent permitted by law: (i) Executive waives any right to damages or monetary relief related to any charge or complaint with a Government Agency; and (ii) nothing in this Agreement limits the Company’s right to seek immediate dismissal of a charge or complaint with a Government Agency on the basis that Executive’s signing of this Agreement constitutes a full release of any claims, or seek restitution of the economic benefits provided to Executive under this Agreement in the event that Executive successfully challenges the validity of this release.
6.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive further acknowledges that Executive has been advised by this writing that (i) Executive should consult with an attorney prior to executing this Agreement; (ii) Executive has at least twenty-one (21) days within which to consider this Agreement; (iii) Executive has seven (7) days following the execution of this Agreement to revoke the Agreement; and (iv) this Agreement shall not be effective until the seven-day revocation period has expired. Executive may not sign this Agreement prior to the Separation Date. Notice of revocation should be sent via email to the Company’s legal counsel Justin Hunter (justin.hunter@myriad.com).

7.Future Lawsuits. Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Company Party unless required to do so under a court order or subpoena.

8.Confidentiality. The parties acknowledge that the Company may be required to publicly disclose this Agreement pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Executive agrees that Executive will not disclose any non-public information about the Company to others, including to the media, current or former executives of the Company, and other members of the public (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, internet media, web pages, social media, e-mail texts, blogs, and/or any other internet or media outlets). Executive shall continue to maintain the confidentiality of all confidential or proprietary information of the Company, including any confidential information that may be provided to the Company by other persons or businesses. Under no circumstances is Executive allowed to take any confidential, proprietary, or trade secret information from the Company or use or disclose such information except for purposes that benefit the Company and with Company permission. The restrictions on disclosure in this paragraph do not apply to: (i) disclosures the Parties make as may be necessary to enforce the Agreement’s terms; (ii) disclosures compelled by law, the courts, or Government Agency (including disclosures explicitly permitted by this Agreement); and (iii) disclosures the Parties make to their respective attorneys, accountants, tax preparers, federal, state and local tax authorities, board of directors, financial advisors, spouse, and any other individual(s) with whom they share a legally privileged and confidential relationship as recognized under law, provided that the party first informs such persons of the provisions of this confidentiality provision and they agree to be bound thereby. Executive’s duty of confidentiality shall continue into the future to the time, if any, when such information shall become public knowledge, through no action of Executive.

a.Nothing in any Company agreement, policy, or this Agreement, including, without limitation, the provisions in Sections 7, 8, 9, or 10, is intended to or will be used in any way to limit Executive’s communications with any Government Agency, as provided for, protected under, or warranted by applicable law, including, but not limited to, the SEC, the EEOC any state or local agency, or the NLRB. In addition, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, including but not limited to harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

b.Executive hereby acknowledges that the Company, at least by virtue of this Agreement, has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.Assistance to the Company. Executive agrees Executive will not act in any manner intended to damage the business of the Company. Executive agrees that Executive will reasonably cooperate with the Company with respect to potential, threatened or actual litigation or similar proceeding involving the Company, including but not limited to cooperation relating to any such litigation or similar proceeding or other legal matter in which Executive has been, is or may become involved or with respect to which Executive has knowledge by virtue of Executive’s employment with, or services to, the Company, and further including but not limited to any existing or future litigation or similar proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems Executive’s cooperation necessary or advisable. Executive shall be reimbursed by the Company for reasonable out-of-pocket costs and expenses incurred by Executive in connection with complying with Executive’s obligations to the Company under this Section 9.
10.Non-Disparagement. Executive agrees to refrain from any defamation, disparagement, negative comments, libel or slander of the Company and its subsidiaries and their respective officers, directors, executives, as well as any known affiliates, divisions, predecessor and successor corporations, and assigns or tortious interference with the known contracts and relationships of the Company and its respective officers, directors, executives, investors, customers, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. Executive shall refrain from the aforementioned actions contained in this paragraph verbally and in any written form, including, but not limited to, any posts, actions, or complaints on social media or the internet. Nothing in this Section shall prohibit any person or party from: (a) making truthful statements when required by order of a court or other regulatory body having jurisdiction; or (b) from undertaking any actions described in Section 5(d) or 8(a) above. The Company agrees to instruct the current directors of the Company and the current executive officers (as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company to refrain from any defamation, disparagement, negative comments, libel or slander of Executive. The Company will provide only neutral reference information (dates of employment and position) to inquiries about Executive that are directed to the Company’s Human Resources Department.

11.Executive Covenant Agreement. By signing this Agreement, Executive expressly restates and reaffirms Executive’s obligations under the Employee Invention Assignment, Confidentiality, and Restrictive Covenants Agreements, dated December 15, 2023, by and between the Company and Executive (the “Executive Covenant Agreement”), which shall survive and remain applicable to the Executive pursuant to its terms.

12.No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a mutually acceptable vehicle for effecting Executive’s departure from the Company. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

13.Certain Tax Considerations. All amounts referenced herein shall be subject to applicable tax withholding. The Company shall make all determinations as to whether it is obligated to withhold any taxes hereunder the amount thereof. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation under Section 409A, and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

14.Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the negotiation and execution of this Agreement.

15.Authority. The Company represents and warrants that the undersigned officer of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16.No Representations. Executive represents that Executive has had the opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

17.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

18.Entire Agreement. This Agreement, any agreements and/or agreement provisions referenced as surviving herein, and Sections 6 (Code Section 409A) and 7 (Code Section 280G) of the Severance Agreement, represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company and Executive’s compensation by the Company. For purposes of clarification, and without limiting the foregoing, this Agreement does not supersede or replace, but is to be read in concert with, the Executive Covenant Agreement, restrictive covenant agreements associated with the issuance of any restricted stock units, and/or any other agreements related to confidentiality, non-disclosure, restrictive covenants, employee inventions, or similar obligations that survive the separation of employment, each of which survive the termination of Executive’s employment with the Company.

19.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the President/CEO of the Company or the Company’s Chief People Officer. Executive acknowledges and agrees that any changes to this Agreement made after the date hereof, whether material or immaterial, shall not restart the 21-day consideration period for Executive’s execution of this Agreement.

20.Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Utah. Executive and the Company each submits to the exclusive jurisdiction of any state or federal court sitting in the State of Utah in any action or proceeding arising out of or relating to this Agreement, and each party agrees that all claims of whatever type relating to or arising out of this Agreement may be heard and determined only in a state or federal court sitting in the State of Utah. Executive and the Company each waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety, or other security that might be required of any other party with respect thereto. Executive and the Company each agrees, unless prohibited by law, that if any action or proceeding relating to or arising out of this Agreement is brought in any other court or forum other than a state or federal court sitting in the State of Utah, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.

21.Attorneys’ Fees. Should an action be brought to enforce the terms of this Agreement following execution, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in prosecuting the action. For purposes of the foregoing, (a) “prevailing party” means (i) in the case of the party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (ii) in the case of the party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (b) if no party is a “prevailing party” within the meaning of the foregoing, then no party will be entitled to recover its attorney’s fees and costs from any other party.

22.Material Breach. Clawback. A breach of any of Sections 3, 7, 8, 9, 10 or 11 of this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the value of any severance benefits paid to Executive hereunder. Amounts payable hereunder by the Company remain subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts paid to Executive. The Company shall make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

23.Effective Date. Provided that Executive does not revoke this Agreement, the “Effective Date” as used in this Agreement, is defined as the eighth day after Executive signs this Agreement, and the Agreement is signed by the Company. So long as the Company signs the Agreement within the seven-day revocation period between the signature of Executive and the Effective Date and Executive does not revoke this Agreement, the Effective Date will be on the eighth day.

24.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that they have read this Agreement, have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel, understand the terms and consequences of this Agreement and of the releases it contains, and are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
Dated: October 1, 2025

By: /s/Shereen Solaiman
Name: Shereen Solaiman
Title: Chief People Officer

Dated: October 1, 2025

By: /s/Scott Leffler
Name: Scott Leffler
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